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                                                                     EXHIBIT 3.2



                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                             DECORA INDUSTRIES, INC.
                             A DELAWARE CORPORATION



         DECORA INDUSTRIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:


         FIRST: That at a meeting of the Board of Directors of Decora Industries, Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:


                  RESOLVED, that the Certificate of Incorporation of this corporation shall be amended by changing subsection A of the Fourth Article thereof so that, as amended subsection A of said Article shall be and read as follows:


         FOURTH:

                  A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Fifty million (50,000,000), consisting of:

                  (1) Forty-Five million (45,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock"); and

                  (2) Five million (5,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock").


         SECOND: That thereafter, pursuant to a resolution of its Board of Directors, at the annual meeting of stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.


         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



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         IN WITNESS WHEREOF, said Decora Industries, Inc. has caused this certificate to be signed by Nathan Hevrony, its Chief Executive Officer, and Timothy Burditt, its Secretary, this 30th day of October, 1993.






                                            By: /s/ Nathan Hevrony
                                               ---------------------------------
                                               Nathan Hevrony
                                               Chief Executive Officer


ATTEST:



By:  /s/ Timothy Burditt
    ------------------------------
    Timothy Burditt
    Secretary



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